Contacts: Francesca Marraro (media relations) Christine Saenz (investor relations) (212) 857-5442 (212) 857-5986

fmarraro@hms.com csaenz@hms.com

HMS Purchases Building in Irving Texas, Citing Plans for Rapid Growth

NEW YORK, NY, July 2, 2010 – HMS (NASDAQ:HMSY) today announced it has purchased the building in Irving, Texas where a majority of HMS’s employees are located. The purchase price was $9.8 million.

The building, formerly owned by Berkadia Commercial Mortgage LLC, is located at 5615 Highpoint Drive. It features 10 floors and over 225,000 square feet. HMS will sublease two floors to tenants.

Since 2008, when HMS opened its Irving location, the company has more than doubled in size.

“This is great news for employees, clients, and the local community,” said Bill Lucia, CEO of HMS. “Irving has proven to be a great place for our employees to live and work. Our modern, state-of-the-art facility provides us with an efficient working environment, along with the space we need to meet our ambitious growth objectives.”

About HMS (NASDAQ:HMSY)
HMS (NASDAQ: HMSY) is the nation’s leader in coordination of benefits and program integrity services for payors of healthcare services. HMS’s clients include health and human services programs in more than 40 states; commercial programs, including commercial plans, employers, and over 100 Medicaid managed care plans; the Centers for Medicare & Medicaid Services (CMS); and Veterans Administration facilities. As a result of the Company’s services, clients recover over $1 billion annually, and save billions of dollars more in the prevention of erroneous payments.